EXHIBIT 99.1

MEDI-HUT CO., INC. ANNOUNCES THE SETTLEMENT OF
LAWSUITS INVOLVING SYNTEST

Spring Lake, New Jersey (November 28, 2006): Medi-Hut Co., Inc. (the “Company”) announced today that the Company, Century Capital Associates LLC (“Century Capital”), David R. LaVance and Thomas S. Gifford entered into a settlement agreement and release with Syntho Pharmaceuticals Inc. and its principal owner, Muhammed Malik (collectively, the “Syntho Group”) and Intermax Pharmaceuticals, Inc. (“Intermax”). Prior to this settlement, the Company, the Syntho Group and Intermax were involved in litigation relating to the Company’s exclusive right to distribute the hormone replacement therapy drug, Syntest. Pursuant to the settlement agreement, the Company and the Syntho Group agreed to dismiss with prejudice the actions against each other which were pending in the United States District Court for the Eastern District of New York and in the Superior Court of New Jersey. In addition, the Syntho Group agreed to dismiss with prejudice the related actions against Century Capital, David R. LaVance and Thomas S. Gifford which were pending in the United States District Court for the Eastern District of New York and the Company and Intermax agreed to dismiss with prejudice the related actions against each other which were pending in the United States District Court for the Eastern District of New York and in the Superior Court of New Jersey.

As part of the settlement reached by the parties, the Syntho Group agreed to pay the Company an aggregate of $3,100,000 (the “Settlement Amount”) as follows: (1) $250,000 was paid in connection with the execution of the settlement agreement; (2) $100,000 will be paid on the 27th day of each month for a 3 month period commencing on December 27, 2006 and ending on February 27, 2007; and (3) $2,550,000 will be paid on or before March 27, 2007. A portion of the Settlement Amount, $2,850,000, is secured by a first priority mortgage on real property owned by the spouse of Muhammed Malik. In the event that the Syntho Group defaults on the settlement agreement, the Syntho Group and Intermax will be responsible for all reasonable costs and expenses incurred by the Company as a result of the default, including any foreclosure related expenses associated with the real property which secures the first priority mortgage. In addition, upon a default by the Syntho Group, a consent judgment in favor of the Company in the amount of $4,000,000 will be entered into in the Superior Court of New Jersey against the Syntho Group and Intermax.

David R. LaVance, President and Chief Executive Officer of the Company, commented that “This settlement ends many years of litigation surrounding the distribution of the hormone replacement therapy drug, Syntest. The Company is happy to have resolved this matter and we will now focus our attention on the development of the Hickey Cardiac Monitoring System and the further implementation of our strategic plan to identify new technologies and products for possible acquisition.”

Statements about the Company’s future expectations and all other statements in this press release other than historical facts are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forwarding-looking statements shall be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.

Contact:	Tom Gifford
Chief Financial Officer
Tel: (732) 919-2799, Ext. 5550; Fax: (732) 919-2798